Exhibit 99.1

Sabre Corporation elects Renée James to its Board of Directors

SOUTHLAKE, Texas, July 28, 2015 - Sabre Corporation (NASDAQ: SABR) today announced that Renée J. James was elected to its board of directors, effective August 3, 2015.

Ms. James currently serves as the president of Intel Corporation, and she is a member of the board of directors of Vodafone Group PLC. In 2012, U.S. President Barack Obama appointed James to serve as a member of the National Security Telecommunications Advisory Committee.

At Sabre, James will serve on the Audit Committee and the Technology Committee of the board of directors.

“Renée brings deep enterprise software and industry insights that are critical to Sabre’s future,” said Larry Kellner, chairman of Sabre.

Sabre President and CEO Tom Klein added, “Renée is a highly respected executive with deep strategy and operating experience from one of the world’s iconic technology companies, and her perspective will help us navigate the rapidly changing technology landscape that is rich with opportunities for our business.”

Earlier in her career, James was executive vice president and the general manager of the software and services group; vice president for developer programs; and director and COO of Intel Online Services. She was also part of the pioneering team working with independent software vendors to port applications to Intel Architecture, and served as chief of staff for former Intel CEO Andy Grove.

James holds both bachelor and master’s degrees in business administration from the University of Oregon.

###

About Sabre Corporation
Sabre Corporation is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $110 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre operates offices in approximately 60 countries around the world.

Media Contact:
Heidi Castle
Sabre Corporation
682-605-4290
heidi.castle@sabre.com